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WORLDWIDE EQUIPMENT CORP. ANNOUNCES NAME CHANGE TO
ONCURE TECHNOLOGIES CORP.

WALNUT CREEK, Calif., Mar. 19 /Business Wire/ -- Worldwide Equipment Corp. announced today that it changed its name to OnCure Technologies Corp. and, in connection therewith, its ticker symbol on the OTC Bulletin Board to "ONCU." The name change was made in connection with the Company's recent Plan of Reorganization with U.S. Cancer Care, Inc. The Company also announced that it changed its transfer agent from Florida Atlantic Stock Transfer, Inc. to American Stock Transfer & Trust Company.

The Company's Chairman, Shyam Paryani, M.D., said that "the name change best describes the scope of the Company's objective. We are dedicated to providing the facilities and management systems that allow for the treatment of oncological disease with the most advanced technology and procedures. The addition of the Positron Emission Tomography ("PET") systems to precisely diagnose and monitor cancer patients at our facilities exemplifies this approach. We are and will continue to evaluate high quality oncology networks and potential acquisitions to augment our facilities."

OnCure Technologies Corp., headquartered in Walnut Creek, California, is a facility based provider of management services to outpatient radiation therapy cancer treatment centers and their radiation and medical oncologists, featuring billing, collection and management information services using the Company's proprietary ROSCOE(TM), ARIS(TM) and MOSCOE(TM) software systems, as well as administrative, accounting, non-physician personnel and purchasing services. The Company also provides management services to hospital owned radiation therapy outpatient facilities. The Company currently owns and operates 14 outpatient radiation oncology centers in three states and a PET unit servicing a network of the Company's cancer centers.

For more information regarding OnCure Technologies Corp., please visit our new web site at www.OnCureTech.com.

This communication may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its growth strategy in the intended manner, including the ability to identify, complete and integrate acquisitions, risks regarding currently unforeseen competitive pressures and risks affecting the Company's industry, such as increased regulatory compliance and changes in regulatory requirements, changes in payor reimbursement levels and technological changes. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

Contact: OnCure Technologies Corp.
         Randy C. Sklar, 561/784-0802